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                                                   EXHIBIT 21

                                      Subsidiaries of the Registrant
                                      ------------------------------

                                                        Jurisdiction         Percentage of
               Name                                   of Incorporation     Voting Securities
               ----                                   ----------------     -----------------
UNC Holdings, Inc.                                        Delaware               100
UNC Tri-Industries, Inc.                                  Delaware               100
UNC Airwork Corporation                                   Delaware               100
UNC Pacific Airmotive Corporation, Inc.                   Delaware               100
UNC Accessory Overhaul Group, Inc.                        Delaware               100
UNC ARDCO Incorporated                                    Delaware               100
UNC CAMCO Incorporated                                    Delaware               100
UNC Engine & Engine Parts, Incorporated                   Delaware               100
UNC Texas CAMCO Incorporated                              Delaware               100
UNC Aviation Services, Inc.                               Delaware               100
UNC Chemical Dynamics, Inc.                               Delaware               100
UNC Helicopter, Inc.                                      Delaware               100
UNC Artex, Inc.                                           Delaware               100
UNC Johnson Technology, Inc.                              Delaware               100
UNC Metcalf Servicing, Inc.                               Delaware               100
UNC Lear Siegler, Inc.                                    Delaware               100
UNC All Fab, Inc.                                         Delaware               100

The subsidiaries omitted from the foregoing list do not, considered in the aggregate, constitute a significant subsidiary.